Exhibit 99.1
NEWS RELEASE
Sue Barsamian, A Seasoned Industry Leader to Join Five9 as an Independent Board Director

SAN RAMON, Calif. – Jan. 19, 2021 – Five9, Inc. (NASDAQ: FIVN), an industry-leading provider of the intelligent cloud contact center, today announced the appointment of Sue Barsamian, a seasoned industry leader with over 35 years’ experience both working directly in enterprise software, and supporting other high growth software SaaS companies as an Independent Board Director.
“The addition of Sue Barsamian to our board of directors will add unique experience as we continue our product innovation and strong growth in the marketplace”, said Rowan Trollope, CEO, Five9 “Her insights and track record with Fortune 50 organizations will help guide our momentum and trajectory as we continue to scale globally.”
Barsamian has held a number of executive positions at large scale companies including Hewlett Packard Enterprise, Mercury Interactive and Verity, Inc. Having been a Chief Revenue Officer, Chief Marketing Officer and General Manager, Barsamian brings both a strong business and technical background. This varied and tenured skillset will complement and enhance the existing Five9 Board of Directors.
“Five9 is an impressive company with a strong history of success and innovation,” stated Sue Barsamian. “I strongly believe in their future and continued growth as they scale internationally as a market leader in the CCaaS space. I am honored and privileged to be joining them as an Independent Board Director.”

About Five9

Five9 is a leading provider of cloud contact center software for the intelligent contact center space, bringing the power of cloud innovation to customers and facilitating more than six billion customer engagements annually. Five9 provides end-to-end solutions with omnichannel routing, analytics, WFO and AI to increase agent productivity and deliver tangible business results. The Five9 Intelligent Cloud Contact Center is reliable, secure, compliant and scalable; designed to create exceptional, personalized customer experiences.

For more information, visit www.five9.com.

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